Exhibit 99.1

Superclick Reports Third Quarter and Nine Month Financial Results

-	39.6% year-over-year revenue growth, 66.3% year-over-year increase in gross profit and 111.6% year-over-year increase in Q311 net income

MONTREAL – (MARKET WIRE) – September 15, 2011 -- Superclick, Inc. (OTCBB:SPCK), a technology leader in IP infrastructure management and converged network design solutions, today announced financial results for the third quarter ended July 31, 2011.

Key Financial Highlights

•	Q311 revenues increased 39.6% on a year-over-year basis and revenues for the nine months ended July 31, 2011 increased 37.0% on a year-over-year basis;

•	Q311 gross profit increased 66.3% on a year-over-year basis, and 49.7% on a year-over-year basis for the nine months ended July 31, 2011;

•	Gross margins of 54.2% compared to 53.4% the prior quarter and 45.5% for the same period last year;

•	Q311 income from operations increased 109.1% compared to the same period last year, and 129.3% for the nine months ended July 31, 2011 compared to the same prior year period; and

•	Q311 net income increased 111.6% on a year-over-year basis, and 146.6% for the nine months.

Sandro Natale, CEO and President of Superclick, said that “We are pleased to report another strong quarter of financial, as well as operational performance which can be attributed to our continued focus on developing the industry’s most reliable, and best supported network management system. We have experienced a net profit in the past eighteen consecutive quarters beginning with our second quarter ending April 30, 2007.”

THREE AND NINE MONTHS ENDED JULY 31, 2011 COMPARED TO THE THREE AND NINE MONTHS ENDED JULY 31, 2010

Net Revenue for the three months ended July 31, 2011 increased $848,894 or 39.6% to $2,994,465 compared to $2,145,571 for the three months ended July 31, 2010. Net Revenue for the nine months ended July 31, 2011 increased $2,194,179 or 37.0% to $8,122,109 compared to $5,927,930 for the nine months ended July 31, 2010.

Net sales revenue which includes revenue generated from new business increased 53.6% to $1,704,316 from $1,109,853 for the quarter and 58.0% to $4,444,523 from $2,812,337 year to date. The increase was mainly due to the acquisition of new business generated by new brand relationships and the continued success of the company’s hardware refresh program where existing clients are upgrading their existing HSIA networks to meet brand standards.

Services revenue, which includes revenue generated from guest support services, grew 24.6% to $1,290,149 from $1,035,718 for the quarter and 18.0% to $3,677,586 from $3,115,593 year to date. The favorable variance was mainly due to successfully renewing support service contracts with existing clients, and securing services with higher level service level agreements with newly deployed client

Gross profit for the three months ended July 31, 2011 increased $647,598 or 66.3% to $1,623,865 compared to $976,267 for the three months ended July 31, 2010.  Gross profit for the nine months ended July 31, 2010 increased $1,409,829 or 49.7% to $4,247,908 compared to $2,838,079 for the nine months ended July 31, 2010. Gross margin for the quarter was 54.2% compared to 45.5% for the previous year’s comparable period and 52.3% year to date compared to 47.9% last year.

Income from operations which includes charges for depreciation for the three months ended July 31, 2011 increased 109.1% or $319,423 to $612,286 or 20.4% of net revenue compared to $292,863 or 13.6% of net revenue for the three months ended July 31, 2010.  Income from operations for the nine months ended July 31, 2011 increased 129.3% or $821,502 to $1,456,661 or 17.9% of net revenue compared to $635,159 or 10.7% of net revenue for the nine months ended July 31, 2010.

Net income before income taxes for the three months ended July 31, 2011 was $612,828 or 20.5% of net revenue compared to $293,118 or 13.7% of net revenue during the three months ended July 31, 2010.   Third quarter 2011 net income increased $214,368 or 111.6% to $406,507 or 13.6% of net revenue compared to $192,139 or 9.0% of net revenue during the same period of 2010.

Net income before income taxes for the nine months ended July 31, 2011 increased 129.0% or $821,383 to $1,458,045 or 18.0% of net revenue compared to $636,662 or 10.7% of net revenue during the nine months ended July 31, 2010.   Nine month 2011 net income increased by $694,450 or 215.6% to $1,016,559 or 12.5% of net revenue compared to $322,109 or 5.4% of net revenue.

For the three months ended July 31, 2011, net income per common share was $0.01 basic and $0.01 fully diluted compared to $0.00 basic and $0.00 diluted for the three months ended July 31, 2010.  The basic and fully diluted weighted average shares for the three months ended July 31, 2011 were 45,959,870 and 58,387,251, respectively.  The basic and fully diluted weighted average shares for the three months ended July 31, 2010 were 45,416,695 and 58,524,751, respectively.

For the nine months ended July 31, 2011, the net income per common share was $0.02 basic and $0.02 diluted compared to $0.01 basic and $0.01 diluted for the nine months ended July 31, 2010.  The basic and fully diluted weighted average shares for the three months ended July 31, 2011 were 45,954,359 and 58,381,740, respectively.  The basic and fully diluted weighted average shares for the nine months ended July 31, 2010 were 45,347,066 and 58,524,751, respectively.

During the three and nine months ended July 31, 2011 we had a net increase in cash of $255,345 and $583,120, respectively.  Total cash resources as of July 31, 2011 were $2,675,928 compared with $2,092,809 at October 31, 2010.

About Superclick, Inc.

Superclick, Inc. (OTC BB:SPCK.OB - News), through its wholly owned, Montreal-based subsidiary Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(tm)), Monitoring and Management Application (MAMA(tm)) and Media Distribution System (MDS(tm)) in worldwide hospitality, conference center and event, multi-tenant unit (MTU) and university markets. Superclick Networks Inc. serves leading hospitality brands including Accor, Fairmont & Raffles Hotels, Four Seasons Hotels, Intercontinental Hotels Group, Jumeirah, Kimpton Hotels, Mandarin Oriental Hotels, Marriott Hotels, Shangri-La Hotels and Starwood in Canada, North America, the Middle East and Asia.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms ``believes,'' ``belief,'' ``expects,'' ``intends,'' ``anticipates,'' ``will'' or ``plans'' to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Company:

Todd M. Pitcher
Phone: 760-798-4938